                                 SCHEDULE 13G
                                (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
      (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No.    )*
                                            ----

                           Universal Forest Products
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   913543104
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               February 25, 2002
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]  Rule 13d-1(b)
    [X]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 913543104                     13G            PAGE   2   OF   2   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jacqueline Smithey Shoffner
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)

          (a) Not applicable
          (b) Not applicable
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,094,319
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,094,319
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,094,319
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [N/A]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN
          ---------------------------------------------------------------------

CUSIP No. 913543-10-4                   13G                          Page 3 of 4


Item 1(a) Name of Issuer:

          Universal Forest Products, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          2801 East Belt Line, N.E.
          Grand Rapids, Michigan 49525

Item 2(a) Name of Person Filing:

          Jacqueline Smithey Shoffner

Item 2(b) Address of Principal Business Office or, if none, Residence:

          3063 Huffman Mill Road
          Burlington, North Carolina 27215

Item 2(c) Citizenship:

          United States

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          913543-10-4

Item 3    Not Applicable

Item 4    Ownership:

          Ownership details are disclosed in Items 5 through 11 on the cover sheet.

Item 5    Not Applicable

Item 6    Not Applicable

Item 7    Not Applicable

Item 8    Not Applicable

Item 9    Not Applicable

Item 10   Not Applicable


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                                                                     Page 4 of 4

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             April 1, 2002
                                             -------------------------------
                                                          Date

                                             /s/ Jacqueline Smithey Shoffner
                                             -------------------------------
                                                       Signature